FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:         3235-0287 |
    obligations may continue.  See           | Expires:   December  31, 2002 |
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

    Rinehart        Loyd
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   (Last)            (First)            (Middle)

   5225 S Loop 289
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                     (Street)

   Lubbock              Texas           79424
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Alamosa Holdings, Inc.      APS

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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)



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4. Statement for Month/Year

     10/02

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

      Sr. VP Corporate Finance
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7. Individual or Joint/Group Filing (Check Applicable)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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  Common Stock           10/1/02       A             100,000     A                   109,890              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                SEC 1474 (3-99)


                                                            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
                                                            INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                                                            UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.




                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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Employee      $.376    10/1/02    A       200,000        (1)     9/30/12  Common  200,000          200,000        D
Stock                                                                      Stock
Option
(right to
buy)
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Explanation of Responses: (1) 4% of the shares subject to the option vest each month commencing on the date of grant.

              By: /s/ Loyd Rinehart                         October 22, 2002
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              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Crime Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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